HERSHA HOSPITALITY TRUST
--------------------------------------------------------------------------------
                                                              148 Sheraton Drive
HERSHA                                                                     Box A
                                                       New Cumberland, PA  17070
                                                          Phone:  (717) 770-2405
                                                            Fax:  (717) 774-7383



TRUST ANNOUNCES 1ST QUARTER 2003 RESULTS

Harrisburg, PA., May 13, 2003 - Hersha Hospitality Trust (AMEX:HT), owner of nationally franchised mid-priced hotels, today announced that total revenues for the first quarter ended March 31, 2003 increased approximately 10.3% to $3.278 million from $2.971 million for the same period in 2002.

Net income for the three months ended March 31, 2003 was $304,118, a decrease of approximately 2%, as compared to net income of $310,293 for the same period during 2002.

Funds from Operations ("FFO") for the three months ended March 31, 2003 increased from approximately $1.506 million to $1.335 million for the same period in 2002. On a per share basis, FFO increased by approximately 11.1% to $0.20 per diluted share for the first quarter ended March 31, 2003 as compared to $0.18 per diluted share during the same time period in the prior year.

The increase in total revenues was primarily a result of higher fixed lease revenues at several of the Company's properties that were acquired during prior periods. The decrease in net income was primarily attributable to increases in interest expense, real estate taxes, depreciation and amortization expenses during the quarter ended March 31, 2003. The increase in FFO was primarily a result of the increase in fixed lease revenues in addition to lower borrowing costs on the Company's floating rate debt.

A summary of the first quarter results is presented below:
(in thousands except per share data)

                                    MARCH 31, 2003   MARCH 31, 2002
                                    ---------------  ---------------

  Total Revenues                    $         3,278  $         2,971

  Income Before Minority Interest   $           418  $           314

  Net Income                        $           304  $           310

  Net Income Per Diluted Share      $          0.05  $          0.04

  Funds from Operations (FFO)       $         1,506  $         1,335

  FFO per Diluted Share             $          0.20  $          0.18

Funds from Operations. The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance and liquidity of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO, as defined under the definition adopted by NAREIT in April 2002 and as presented by us, is net income (loss) (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring or sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income) and should not be considered an alternative to net income as an indication of our performance or to cash flow as a measure of liquidity or ability to make distributions. We consider FFO a meaningful, additional measure of operating performance because it primarily excludes the effects of the assumption that the value of real estate assets diminishes predictably over time, and because it is widely used by industry analysts as a performance measure. Comparison of our presentation of FFO to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in the application of the NAREIT definition used by such REITs or the use of other definitions of that term.

The following table reconciles FFO and FFO per weighted average diluted share for the three months ended March 31, 2003 and 2002 to their most directly comparable GAAP measures, net income and net income per weighted average diluted share (in thousands, except per share data):

                                                              THREE MONTHS ENDED
                                                             ----------------------
                                                             MARCH 31,   MARCH 31,
                                                             ----------  ----------
                                                                2003        2002
Income Before Minority Interest and Discontinued Operations  $      418  $      314
Add:  Depreciation and Amortization                               1,088       1,021
Funds from Operations                                        $    1,506  $    1,335
                                                             ----------  ----------
Weighted Average Basic Shares                                 2,577,785   2,347,722
                                                             ==========  ==========
Dilutive Effect of Limited Partnership Units                  5,099,722   5,099,722
                                                             ----------  ----------
Weighted Average Diluted Shares                               7,677,507   7,447,444
                                                             ==========  ==========
Net Income per Diluted Share                                 $      .05  $      .04
FFO per Diluted Share                                        $     0.20  $     0.18

Hersha Hospitality Trust is a self-advised real estate investment trust that owns mid-priced hotels in the eastern United States with strong, national franchise affiliations. The Company focuses on acquisition and joint venture opportunities in primary and secondary markets near major metropolitan markets. Further inquiries regarding Hersha Hospitality Trust should be directed to Ashish Parikh, CFO, at (717) 770-2405.

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement.